NEWS RELEASE

SOUTHWESTERN ENERGY ISSUES STATEMENT ON UNTIMELY PASSING OF JULIAN BOTT

SPRING, Texas – January 4, 2021…Southwestern Energy Company (NYSE: SWN) today announced that Julian Bott, Executive Vice President and Chief Financial Officer, passed away unexpectedly on January 3, 2021 after experiencing a sudden non-COVID related medical condition.

“It is with profound sadness that I announce the passing of my dear friend and colleague Julian Bott. We have lost a well-respected business leader, advisor and mentor who will be remembered as a compelling and insightful thinker with a steady hand and warm demeanor that made him immensely successful. His presence will be deeply missed within the SWN family and across the broader industry. We extend our heartfelt thoughts and prayers to his wife, Cecile, their sons, Ian and James, his mother, Gillian Bott, sister Kate Bott Hawkins and her husband Jason Hawkins, as well as his entire family,” said Bill Way, Southwestern Energy President and Chief Executive Officer.

“We find comfort in knowing that Julian’s enduring influence on the Company will live on through the next generation of leaders that he mentored and influenced. The Company’s vision remains unchanged, and I am confident in the experienced team that we have in place to continue delivering on our strategic objectives.”

Michael Hancock, Vice President – Finance & Treasurer, who previously reported to Julian, will serve as the Chief Financial Officer on an interim basis. Michael joined the Company in 2010 and has held numerous leadership roles of increasing responsibility in accounting, finance, investor relations, and financial planning and analysis.

About Southwestern Energy
Southwestern Energy Company is an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing. For additional information, visit our website www.swn.com.

Investor Contact
Brittany Raiford
Director, Investor Relations
(832) 796-7906
brittany_raiford@swn.com

Bernadette Butler
Investor Relations Advisor
(832) 796-6079
bernadette_butler@swn.com

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